Exhibit 99.2

FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Keith B. Hagen

QuadraMed - President, CEO

David Piazza

QuadraMed - CFO

CONFERENCE CALL PARTICIPANTS

Dr. Stephen Wise

Private Investor

David Hayes

Private Investor

John Rolfe

Argand Capital - Analyst

Todd Cohen

MTC Advisors - Analyst

Jeff Moore

Ares Management - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours.

All participants will be in a listen-only mode until the question-and-answer session. Instructions on how to participate in the session will be given at the conclusion of today’s presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words believe, expect, target, goal, project, anticipate, predict, intend, plan, estimate, may, will, should, could, and similar expressions and their negatives are intended to identify such statements.

Forward-looking statements are not guarantees of future performance, anticipated trends in growth and businesses or other characterizations of future events or circumstances and are to be interpreted only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in this forward-looking statement for many reasons including the risks faced by us described in the documents that we file with the SEC from time to time.

And at this time, I would like to introduce Keith B. Hagan, QuadraMed’s President and Chief Executive Officer. Mr. Hagan, please go ahead sir.

Keith B. Hagen - QuadraMed - President, CEO

Thank you very much, Dana. Good afternoon, ladies and gentlemen, and thank you for joining us. With me on the call is QuadraMed’s Chief Financial Officer, David Piazza and Steven Russell, QuadraMed’s Senior Vice President of Corporate Development.

We’re very pleased that once again we have met or exceeded our quarterly revenue guidance. Last quarter, we stated that Q4 revenue was expected to be in the range of $36 million to $39 million. We came in at $40.9 million for the quarter, putting our 2007 revenue at $137.4 million. So we’re now starting to see for the first time in years revenue growth. Without the acquisition, we grew 5.2%. And with it, our revenues were up 9.7%, which is growth in line with our peers.

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Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

Additionally, we stated that we had expected Q4 total operating expenses to be in the $20 million to $21 million range. And again, we met that guidance with total operating expense of $21.2 million for the quarter.

After providing and subsequently meeting or exceeding our quarterly guidance throughout 2007, we now feel comfortable moving to annual guidance. For 2008, we expect revenue to be between $146 million and $152 million, which will represent a 6% to 10% increase over 2007. Additionally, we expect 2008 adjusted EBITDA margins to be in the low double digits, basically flat compared to 2007 as we invest in our new QCPR platform, the continued enhancement and integration of our products and the execution of other elements of our strategic plan.

I am sure you have also seen the press release announcing our new board member, Julian Allen. I believe we have done a lot of great things at QuadraMed over the last two years. Unfortunately, Investor Relations has not been one of them. One way that we’re trying to address this is by adding a board member with a background in the capital markets and an investor’s perspective. Julian brings this new perspective to our Board and I look forward to his continued contribution to our success.

With these high-level numbers as a backdrop, Dave will now discuss the 2007 financial results in detail. Then, I will discuss what I believe are key aspects of the business. After which, we will take your questions. Dave?

David Piazza - QuadraMed - CFO

Thanks, Keith, and Good Afternoon, everyone. Today in our press release, we reported our 2007 year-end and fourth-quarter operating results. But before I discuss the details of revenue and other items, I would like to take a few minutes to discuss income tax accounting because, as you saw from our release, there is a huge impact from tax accounting this year.

Now going back into the history of the Company, we have only reported three years of net income, this year 2007, last year 2006, and then way back in 2001 when we recorded a large gain on disposable debt. And from a tax return perspective, there were also the tax years of ‘96 and ‘98. All other years have been loss years for both book and tax purposes. And because of this set of facts, all of our tax net operating losses, as well as other items such as research credits could not be used, but rather had to be carried forward to future taxable years to be offset against income in those years.

Now on top of that, GAAP says that you can’t even record these tax offsets, which are also referred to as tax benefits or tax assets, until you are reasonably sure that you will be able to use them on the tax returns. Instead, you have to set up a valuation reserve against them, much like a bad debt reserve against accounts receivable.

Now, whether you can use them or not and to what extent is a judgment call and that is based on an assessment of surrounding factors. And if in the assessment, the negatives outweigh the positives, you keep the reserve. If the positives outweigh the negatives, you release the reserve and recognize the benefit all in the period that you come to that conclusion.

And during the fourth quarter of 2007, we concluded that it is more likely than not that we will be able to utilize a portion of our deferred tax assets. Accordingly, we recorded a net tax benefit of $49.9 million, which flows through the income statement. And now as a result of this, we will record income tax expense in 2007 and going forward based on pretax income and the statutory rates. And for this, we use a blended state, federal and international rate of about 39% in 2007 and we recorded a deferred income tax expense of $4.5 million this year.

So let’s do the math quickly. The $54.3 million tax benefit is offset in part by the $4.5 million deferred tax expense and by an additional $500,000 of current income tax expense, all resulting in the net tax benefit of $49.4 million that you see on the face of the income statement. And Note 18 in our 10-K will be 3.5 pages in length and goes into a lot more detail on income tax accounting, all the related disclosures including more on research credits, so I’m going to end the discussion of tax here and move on to other metrics.

We reported adjusted EBITDA of $15.9 million compared to $19.8 million in 2006. The decrease in adjusted EBITDA in 2007 is a result of a couple of factors. First, we had the $1.3 million payment in Q4 related to the wage hour employee reclassification that we announced and accrued for in Q3. Secondly, we had a Q2 — we had a revenue of $3.7 million from a hardware deal to a single customer that was sold in 2005 and which produced only negligible margin.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

Finally, during 2006 — and we talked a lot about this thoroughly during that time and even sense — in the second and third quarters of that year, we had cash basis revenue totaling $3 million that originated primarily in 2005 but which couldn’t be recognized until issues were cleared and the money is collected. And so this revenue fell to the bottom line in those 2006 quarters because all of the related expense had been recorded as incurred back in 2005.

Turning to revenues, we reported total revenue of $137.4 million in 2007 compared to $125.2 million in 2006, an increase of almost 10%. And for the quarter, we reported $40.9 million. Now, included in the Q4 and total 2007 revenues is about $5.6 million from CPR customers. And as Keith already said, we raised our Q4 guidance to $36 million and $39 million after we closed the CPR acquisition. And once again, we have been at the high end and slightly exceeded our quarterly guidance.

But this achievement is no slam dunk. Remember that about two-thirds of our revenue is from recurring sources of maintenance and term license contracts and the remaining one-third comes from new sources. So we continue to emphasize within all parts of our organization the importance of achieving revenue growth and sustaining that growth once it starts to manifest in our operating performance. And as a result, our business is cyclical to the extent that it is dependent on work performed by our teams as well as customer readiness.

Gross margins are 58% in 2007 and this is down from 65% in 2006. And the gross margin related to licenses has decreased to 60% from 63% in 2006. This is due to a heavier component in the mix of lower margin government licenses. And in addition to the gross margin on services, installation and others has declined from 67% in 2006 to 60% in 2007. This reduction is primarily due to an increase in the amount of lower margin government, CPR, and Smart Identity contracts in the mix for 2007 and more importantly the addition of 78 people to the fixed-cost customer service base as a result of the CPR acquisition.

Our hardware margins also declined due to the negligible margin $3.7 million sale to a single customer that I mentioned before. So in summary, the margins at 58% level are lower than in previous years, but they are a result of revenue mix and the fixed costs of the organization. And I would expect them to stay in that level on the average for the near-term.

The total operating expenses overall increased only $1.8 million in 2007 compared to 2006. Most of this increase was driven by sales and marketing activities, particularly the addition of key headcount as well as incremental advertising and promotional costs.

G&A expenses during 2007 was down slightly compared to 2006. This was due to the absence of legal settlement costs in 2007. If you will recall, we had almost $1 million of those expenses in 2006. And in 2007, we had lower bad debt expense. These were offset in part by increased professional fees and headcount-related expenses. But in total, G&A was $18.3 million in 2007 compared to $19.1 million in 2006.

And next, software development costs were relatively flat year over year at around $32 million, which is 24% to 25% of revenue. We continued to invest in our core products in 2007, but our biggest investment came in the form of the $33 million acquisition of CPR.

Finally, during 2007, we had $1.2 million higher Other Income primarily as a result of higher earnings on invested cash and a gain on the sale of some securities that we had written off several years ago. Our cash flow has continued to be strong during 2007, particularly in the first three quarters with $17.9 million but then fell off in Q4 with a $5.1 million use of cash from operations. But overall, we still had $12.8 million positive cash flow for the year from operations.

It should be noted that in Q3 of this year, we drove DSOs down to 44 days for the core QuadraMed base. And this occurred as a result of unusually strong collections during the third quarter, about $3 million of which were ahead of what is considered normal or average.

In addition to that, in the fourth quarter, we had no collections from the Veterans Administration. And at year-end, we had an open accounts receivable for the VA of $4.6 million. Now they typically pay in 30 days, but due to contract negotiations in Q4 with a new contracting officer and the impact of some federal budget issues, these invoices went unpaid, inflating our AR and our DSOs which were 69 days as of 12/31. And they reduced our cash flow in the quarter.

Offsetting this, of course, would have been about $2 million of related royalty payments that were also deferred and that we did not pay. And by the way, the VA paid these invoices on January 6. And they also have already paid the remaining $13.7 million of the annual contract license which we billed them in January and they paid that by the end of February.

There are two other items to consider in Q4 — first, the $1.3 million paid to employees for wage hour reclassifications that we announced in Q3; and finally, the inclusion of CPR in our results for the first time in Q4, which used about $1.2 million in cash in its first quarter of integration. On that note, we expect the impact of CPR in 2008 to be about cash neutral, if we can carve it out and measure it separately— we don’t — we won’t be doing that by the way because we now manage it as a fully integrated component of the business.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

So in summary, the operating cash flow for the quarter reflects a couple of unusual items and some timing differences. When comparing 2007 to 2006, the operating cash flow is $3.9 million less. But again, if you look at that VA item of $4.6 million, the wage and salary item of $1.3 million and then also consider the fact that in 2006 we had that extra $3 million of cash basis revenues, the trend actually goes the other way. But in the end, the numbers, they are what they are reported in accordance with GAAP.

Overall, our balance of cash and investments decreased $27 million during the year to $17.5 million. We used about $33 million for the acquisition, almost $6 million for dividend payments and our preferreds. Then, we talked about the positive $12.8 from operations.

Before I leave the cash discussion, I want to go back to the comment on the DSOs. We reported 69 days at the end of the year compared to 60 days at the end of 2006. But of those 69 days, we attributed about eight days to the VA receivable issue and another four pertained to the acquired CPR receivables. So backing those items out gives us a pro forma DSO at the end of 2007 of 57, and that compares favorably with 60 from last year.

Finally, I would like to mention our 2007 Sarbanes-Oxley work. This is the third year in a row where we will be reporting no material weaknesses and our auditors, BDO Seidman, have given us a clean opinion on Sarbanes-Oxley as well. Now I’d like to turn the call back over to Keith. Keith?

Keith B. Hagen - QuadraMed - President, CEO

Certainly the most significant event of 2007 was the September acquisition and full business integration of our new QCPR product. We believe this was a true game changing event for the Company because of its transformational impact on our ability to compete in the healthcare IT market.

It was no secret that the Affinity Clinical product was not achieving great sales success in the market. The acquisition of the new QuadraMed CPR offering immediately enabled the Company to offer competitive clinical products and positions the business for extended top-line growth. While QCPR — with QCPR, we believe we can now compete and win in system evaluations for large complex organizations that are heavily focused on advanced clinical functionality as well as smaller facilities looking to increase their clinical capability.

This acquisition fits perfectly into our product vision, which was born out of the four fundamental healthcare processes — access and identity management, care management, health information management, and Revenue Cycle Management. These four processes are universal to the patient experience and to all provider organizations whether a small doctor’s office or a large integrated delivery network or a national health system, such as the Department of Veterans Affairs.

Our understanding and insight of these processes led us to create the Care-Based Revenue Cycle solution, the aim of which is to automate and seamlessly link these processes so that our clients can improve the overall patient experience and leverage quality care into positive financial outcomes. Going forward, we will deemphasize our focus on markets tailored to stand-alone products. With QCPR as our keystone offering, we will now significantly sharpen our strategic focus. We have a two-pronged target market strategy, aimed specifically at the enterprise hospital information systems, or HIS, market and the health information management, or HIM, market. This change toward a narrower and more focused approach can more efficiently drive top-line growth and operational efficiencies by enabling product focused — the product resources to focus on a narrower solution set and applying more sales and marketing leverage toward the Company’s flagship products.

While QCPR significantly strengthens our hand in the enterprise HIS market and allows us to compete in larger, more complicated deals, we believe our competitive differentiation will come from our traditional strength of Revenue Cycle Management at HIM. We feel that most of our enterprise HIS competitors have relatively limited HIM and Revenue Cycle Management product offerings in terms of integration and breadth of application functionality. And we believe that hospitals will return to our core strengths as they face increasing reimbursement pressures.

Our plan includes further integration of our leading Revenue Cycle Management and HIM functionality into our access and care management products to increase our competitive differentiation. We have a very strong position in the HIM market where we offer a focused, stand-alone solution that automates the health information management department within the hospital. We estimate that approximately 1700 hospitals are using at least one of our HIM solutions.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

The HIM department’s primary purpose is to convert information captured during the care delivery process into billing information and is a core part of the revenue cycle. This includes the translation of clinical diagnoses and procedures in the billing codes and often involve the digitization of vast amounts of paper. We are investing in product offerings to provide a full departmental solution as a strategy to motivate HIM departments to replace competitive products with QuadraMed solutions. We believe our solution will address the challenging faces — the challenges facing HIM departments by automating more of the process and ultimately being able to achieve the vision of a paperless HIM department.

In the HIS market, the addition of the QCPR product line enables us to contend in the highly competitive world of high-end, fully functional physician and clinical systems. QCPR is integrated medication administration. Its high physician usage rates of computerized physician order entry and intelligent clinical workflow make the product a competitive option for QuadraMed’s current hospital clients and for others seeking an advanced clinical information system.

It is our opinion that the clinical market potential for QCPR is significant. We believe that approximately 250 midsize-to-large hospitals will select a new or replacement EMR over the next three to five years. And assuming an initial contract value of $5 million, this implies a market opportunity of $1.25 billion for QCPR in the midsize-and-large hospital market over that time period.

There is also market opportunity within the current QuadraMed Affinity Clinical client base. QuadraMed currently has approximately 100 hospital clients that may be looking to upgrade their clinical systems over the next five years. Most of these Affinity clients are less than 250 beds. We expect that the average initial contract for a like-for-like product set conversion could be $1.5 million to $3 million for each of these 100 clients, equating to $150 million to $300 million of possible revenue potential for QCPR in the Affinity client base.

This market opportunity is starting to show in our sales pipeline, which has grown from a pre-acquisition level that hovered around $200 million during 2007 to approximately $230 million at the end of February 2008. This represents about 15% increase in our pipeline.

For 2007, our sales bookings equaled $93 million including $83 million of QCPR sales completed before the acquisition. This is a strong sales performance given the natural freeze in sales that occurred on the announcement of the acquisition in July 2007. We did not close on the transaction until the end of September. As a result, we had three to four months of significant disruption within our sales efforts. Misys clients were reluctant to sign CPR-related contracts and QuadraMed clients were reluctant to purchase clinical add-on modules for Affinity because of the pending acquisition.

In light of these challenges, I’m very pleased with the sales bookings we had in 2007 and the backlog of work we’re starting the year with. In 2007, we had great success and some important large wins with our flagship HIM product. Sales successes included renewals, migrations, add-on sales and new business. One of the primary reasons for this success was our ability to displace 3M at healthcare systems that had both QuadraMed and 3M products.

For example, Henry Ford Health System in Detroit, Michigan used our HIM products in one of their four sites and decided to replace 3M with our offering at the other locations. This decision was partially based on superior product capability that allowed the coders to work remotely. That enabled Henry Ford to address a key business issue of coder retention, which many healthcare entities are experiencing.

Another similar win was a large 14-hospital group in Iowa, Minnesota, and Wisconsin. They used QuadraMed at five sites and also decided to replace 3M with QuadraMed at their other nine sites. A key decision point for them was the superior service experienced with QuadraMed.

As we look toward our sales goal for 2008, we will focus on four things — client base migrations from Affinity Clinicals to QCPR, vertical sales of add-on clinical modules to existing QCPR clients, building sales momentum for our enterprise Care-Based Revenue Cycle solutions in the HIS market, and continuing success with our HIM offering. We have already shown success on the first point with the sale of QCPR to our long-time client, Sibley Memorial Hospital, in Washington, D.C. This was a large and important contract as it builds on a long-standing relationship and shows the value that existing clients see in the QCPR product.

Additionally, some of our early operational successes are expected to bolster our sales effort. This is particularly true of our successful February go-live of the QCPR product on the industry recognized CACHE Database technology at Forrest General Hospital. This removes a large hurdle to new sales as prospects have historically been hesitant to purchase products that run on proprietary database technologies. CACHE also enables our efforts to provide standard SQL report writing capabilities against the operational QCPR database, which we demonstrated at the HIMSS Conference. This was another sales obstacle as the use of standard report writers, such as CRISP Reports, is much preferred over proprietary tools.

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Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

We have also put out our first update release of QCPR Version 5.0.3. Our ability to execute on our operational initiatives will be a key aspect of our success and will differentiate QuadraMed from the previous owners of QCPR. The port to CACHE was first discussed five years ago by the previous owners but it was never completed. We created a cross functional team of experts in QCPR, CACHE and systems and leveraged our long-standing and close relationship with our technology partner, InterSystems. We then focused on execution and delivered the end result within five months of the acquisition. This is a great example of why we feel confident that we will be successful with this product line.

Some key 2008 operational initiatives related to QCPR include the delivery of new releases, specifically update releases 5.0.4 and 5.0.5 as well as our first major version release, 5.1. These releases will provide an improved technology foundation, improved product functionality, and provide additional integration with our other products. Some of the product changes will be specifically related to our efforts to get QCPR CCHIT certified which the previous owners had not focused on.

Other key operational initiatives include the conversion of QCPR clients from the proprietary U2 Database to CACHE and the rollout of our new SmartStart packaging. SmartStart is our cost-effective, integrated medication management and nursing documentation offering that will provide a predefined package of base functionality that can be installed quickly and cost effectively at essentially any size hospital.

On the overall product development front, we’re focused on continued investment to drive competitive functionality and integration across our full suite of products while maintaining profitability. As such, we recently announced a strategic partnership with Tata Consultancy Services, a leading global IT services and consulting firm, to assist with quality assurance, technical publications, and software programming. Through this partnership, we will increase by 11% the total number of people working within our product development organization without a significant change in our R&D spending. Once TCS is fully ramped up, approximately 25% of our product development staffing will be provided by them under our management.

Integration of our products is an important priority for us. Single sign-on between our applications using LDAP technology and workflow integration were shown at the HIMSS Conference.

On the HIM front, we are investing additional resources to ensure our products stay competitive. We are also adding new functionality including computer-assisted coding which is shown as a proof of concept at the AHIMA Show in September, which we believe will help move us ahead of our competitors.

In the HIS area, we will drive enhanced functionality with the QCPR product while also moving our revenue cycle products forward with the implementation of business intelligence functionality, which was also demonstrated at HIMSS. I might take a minute to give you my perspective on HIMSS in light of the news that one of our major competitors has decided not to attend next year. HIMSS is the largest healthcare IT conference in our industry and it is a very important event for QuadraMed. Many of our sales are very long and complicated and we use HIMSS as a continuation of the sales process.

This year, we had over 50 prearranged demonstrations and meetings over the 3.5 days of the conference. We constructed our booth around three elevated conference rooms, which we had full throughout the event. Our goal at HIMSS is not to find some brand new opportunity that we never heard of, although that does happen, but rather to interact and communicate with well-qualified prospects.

The cost and time and money to duplicate the HIMSS meetings with people that participated in those meetings would dwarf the expense of our attendance. If a vendor is expecting to offset the costs of a large HIMSS presence based on random conference attendee traffic, they will be disappointed. With our approach, the costs are very justifiable, and we believe we get a huge return on our investment. As such, we plan to continue attending and participating in the HIMSS conferences.

So in summary, we drove solid financial results in 2007 while completing a transformational acquisition that we believe positions us well for the future. Over the last 2.5 years, this management team has continued to deliver on what we set out to achieve. We began by building a strong plan and setting a clear direction. We then worked diligently to achieve profitability so we could fund our plan. We identified the biggest inhibitor to achieving our plan which was our clinical functionality. We then addressed that issue with a strategic acquisition.

We feel we have shown that we can execute on the acquisition with a large sale within four months and the delivery of CACHE. Now we’re focused on driving revenue growth by driving operational and sales execution. I feel strongly that the Company is now better positioned for success than it has been in many years, and I hope I have adequately conveyed to you today why that is.

We will now be happy to take your questions.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Dr. Stephen Wise

Dr. Stephen Wise Private Investor

It sounds like you haven’t spent too much time with your hands in your pocket. I just wanted to ask you how the stock repurchase has gone and what the status of that is.

Keith B. Hagen - QuadraMed - President, CEO

Okay very good. Before I answer that question, I just got a note here that I misspoke. When I was talking about sales bookings were $93 million, that included $8 million of QCPR-related sales. And I think I misstated that $8 million number.

On the stock repurchase, as of the end of February, we have purchased — we spent about $2 million of the $5 million that we allocated for that program.

Dr. Stephen Wise Private Investor

You mentioned — Dave did, that you expected QCPR to be cash flat in terms of cash flow for the coming year. And I wondered what exactly you were feeling in terms of sales of QCPR specifically and what kind of impact that would have.

Keith B. Hagen - QuadraMed - President, CEO

Well certainly sales of CPR are an important part of our plan for 2008. With our business model and the amount of time that it takes to go from a contract signing to revenue recognition, those sales have minimal impact on revenues in 2008 and will drive revenues in 2009. I don’t know if that helps answer your question.

Dr. Stephen Wise Private Investor

That does. Keep up the fine work.

Operator

David Hayes.

David Hayes Private Investor

Let me follow up on that just to clarify I think what Steve was asking. I think you guys are saying because of how long it takes to implement the product, that’s when you’ll recognize revenue. However, my suspicion is that you guys will be making announcements of CPR sales throughout the year. Would that be correct?

Keith B. Hagen - QuadraMed - President, CEO

Well that’s certainly — our plan is to sell that product. So absolutely that is our goal.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

David Piazza - QuadraMed - CFO

As they occur, we’ll be announcing those of course.

David Hayes Private Investor

Yes, for example, Sibley, I would expect the money from Sibley may not be recognized — well I don’t know — until next year.

Keith B. Hagen - QuadraMed - President, CEO

Well, that was an early year sale, so we will start our kickoff meetings — actually, they probably started now. So it will ramp. So we will recognize — we expect to recognize some of that revenue this year.

David Piazza - QuadraMed - CFO

As we’ve spoken before, the large Affinity CPR-type deals get installed over a period of anywhere between 18 and 30 months depending on the complexity, depending also very much on the customer readiness. So to the extent we can get that plan launched immediately and the customers are ready to roll with it, it will allow us to generate more revenue sooner. And again, that’s because we recognize revenue on the amount of work performed, on the hourly amount performed on a monthly basis on a percentage of completion basis that is.

David Hayes Private Investor

So it’s percentage of completion versus actual total completion of the job then?

David Piazza - QuadraMed - CFO

Well, it’s — for example, if we estimated it was going to take 1000 hours to do a job and in the first month we incurred 1000 of those hours or 100 of those hours rather, we would recognize 10% of the license and install revenue related to that.

David Hayes Private Investor

And along the lines with QCPR, could we expect more announcements from customers about product sales? And I would say current customers versus new.

Keith B. Hagen - QuadraMed - President, CEO

Certainly selling to our existing clients is a major focus. And I’m talking other calls about the structure of our sales force. And so we have a portion of our sales force that is focused at our existing enterprise clients that are working with those clients across the country and talking to them about migrations. Then, we have the other part of our sales force which is out trying to do basically net new sales. And both of those organizations are very busy. And as Dave said, we will most likely announce those deals out as they happen.

David Hayes Private Investor

I look forward to those happening. Along that line, I appreciate you guys are giving out yearly revenue guidance. I think that’s a big plus for the investor community. Are you prepared today to tell us about first quarter 2008 to provide any guidance there?

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

Keith B. Hagen - QuadraMed - President, CEO

No, what we’re going to do is really focus on the annual guidance and talk about that as we go through the year. Because we do have kind of lumpiness quarter to quarter as you have seen over the years as — particularly as big implementation projects may slide slightly during the year. So we decided to switch over and really focus on what are we going to do for the year.

David Hayes Private Investor

So along the lines of first quarter 2008, we’re sitting at March 13th now. So I suspect we will obviously — or we’re just about through with the quarter. Does QuadraMed have any plans on moving up the timeliness of its quarterly releases?

Keith B. Hagen - QuadraMed - President, CEO

We certainly looked at that. And we work very hard to maintain as lean of a G&A expense as we can. So we could certainly add additional resources to our finance area that would allow us to do filings early on. We have people that wear a lot of hats and have to switch between a lot of different roles.

We have made the determination that for that extra expense to the Company that we don’t believe that it is worth spending that money in order to be able to put those results out a month earlier. Although at the same time, we do work to move it back as much as we can with the resources that we have.

David Hayes Private Investor

I appreciate that. I guess when I look at when others report and you speak about Investor Relations, for me, you guys have solved a lot of the issues I have had over the past year or so in the sense of providing guidance.

The second issue for me deals with timeliness of information. So when a Cerner reports in January or mid-February maybe an Eclipses and then you guys come in a month later, I think the perception from investors is not a positive one. So I would like for you guys to just continue to think about that issue.

Speaking of shareholders and investors, I guess my last one is — and before I ask you the last question, I do appreciate what’s happening at QuadraMed. And as I assess what you are doing, I think you guys are doing the right things. So I look at what’s happening with revenue. I look at the positioning of the products, the acquisition that you have had. I think these are all very good, strategic things, and I appreciate the efforts.

I continue to be frustrated as a shareholder on the stock price side. So shareholder value is kind of the bottom line of the game is it not for a publicly-traded company. And when I look at your competitors and you guys are sitting — I just looked at the close of today — at 0.6 in terms of a market cap and that’s market cap to revenue. And that frustrates me greatly because I know the numbers should be 2, 2.5, to 3. So what plans or what does it take for QuadraMed to have success on shareholder value?

Keith B. Hagen - QuadraMed - President, CEO

Well, we share your frustration. And I can’t predict or state why investors do or don’t invest in particular companies. I appreciate your comments about the activities that we’ve been undertaking. We’ve been trying to do the right things to run a good business to grow the business.

We think that top-line growth has been the major thing that the Company has been lacking, particularly when you compare it to kind of our peer group, the pure play healthcare IT companies that are public companies. We have been lacking that. Now that we believe that we can show that, we think that is going to help.

And I mentioned our new Board member to help us with some of the Investor Relations. He’s only been on the Board a very short period of time. So it is something that we take seriously. It is something that we are looking at. We don’t have any kind of specific plans to talk about on this call, but it is something that we think is important and that we are trying to figure out.

Operator

John Rolfe, Argand Capital.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

John Rolfe - Argand Capital - Analyst

Just a couple of questions for you. First, I don’t know if you gave any detail earlier, but could you just give some detail on sort of what drove the significant drawdown in the deferred revenue balance in the fourth quarter? Is that typical for you because of the sort of calendar nature of the contract cycles or was there a particularly large deal or two that was reflected in there flowing through?

David Piazza - QuadraMed - CFO

It was a combination of a few things. There were two significant items because — you referring to the net change of about $10 million when you look year to year. And the first one is the fact that in last year’s balance and through the middle of this year, we had that $3.7 million hardware deal sitting in there. So when that got recognized, that came out.

The other big factor was with respect to the VA contract where the billing arrangements this year were different. And in prior years, we were able to pre-bill a lot of that revenue, so we’re setting up deferred related to those billings.

And then the other item is just it is the fact that we closed out a lot of deals during Q4 and throughout 2007 a few million greater than we did in the prior year. So the combination of those things add up to the $10 million decline.

John Rolfe - Argand Capital - Analyst

And so outside of the VA, are you seeing any systemic changes in terms of the cash cycle of your contracts? Or is it discrete items that aggregated to this fairly large change in this particular quarter?

David Piazza - QuadraMed - CFO

No, I don’t think there’s any significant change. Again, the big one was the $4 million related to the way that the VA contract was billed out this year.

John Rolfe - Argand Capital - Analyst

My only other question is in regard to margins. It sounds like there’s some level of kind of increased product investment going on or the expectation is it will go on in 2008. If we look forward — and, again, I know you’re not here to provide two, three, five-year guidance. But I guess I am trying to understand whether you think this is a business that when it does reach a certain scale with respect to revenue, should start showing some incremental operating or EBITDA margin leverage. What would need to happen in order to start seeing the margins expand from where you were last year and from where you expect to be this year?

Keith B. Hagen - QuadraMed - President, CEO

I think the short answer is yes, that if we are able to continue to grow our top line, that we absolutely expect that we will be able to increase that EBITDA margin into something that we look at and we kind of evaluate as we build our budgets for the year. This year, we felt it was important to invest in some areas and maintain that margin equal — relatively flat to the previous year a flat percentage but of course on a higher revenue so that the raw number will be higher.

And then as we go forward, we do expect that we will be able to have improved EBITDA margins as we work to be successful growing that top line. I don’t have any kind of guidance for you on what that range will be at this point.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

John Rolfe - Argand Capital - Analyst

I guess so let me just ask it very, very broadly. If I look at some of your competitors and from a public market standpoint, best in Klas, there’s obviously a higher degree of operating leverage given a larger revenue base with some of them. Outside of that, is there anything in your mind sort of structural or systemic with regard to how you are positioned in the market that would make it more difficult for you guys to achieve those sorts of margins on similar revenue basis?

Keith B. Hagen - QuadraMed - President, CEO

No, nothing that I — nothing that I would point to. I think our relationship with TCS is certainly an important aspect of that. Several of our again truer play competitors have used various different methods similar to what we’re doing with TCS. Some of them have owned facilities. So I think that helps us to be competitive in that world, which is why we took that significant step this year so that we have a way to increase R&D without increasing the costs. So no, I don’t think there’s anything fundamentally different about our business that would be an issue.

Operator

[Todd Cohen, MTC Advisors].

Todd Cohen - MTC Advisors - Analyst

Just had kind of a bookkeeping question. Could you refresh me on the kind of cap structure here in terms of the number of shares outstanding and the structure of that preferred and the dilution from that?

David Piazza - QuadraMed - CFO

Sure. The basic shares outstanding are around $44 million or so. And then on the fully diluted side, you have to add in a little more than $32 million for the preferreds. And then the balance of the $78 million diluted is made up of options and some outstanding warrants that were issued quite a long time ago

Todd Cohen - MTC Advisors - Analyst

Then what are the terms of that preferred? Could you remind me?

David Piazza - QuadraMed - CFO

It’s a $100 million issue and the dividend is paid at 5.5% per annum. We are current with the dividend payments. Each share of preferred has a par value of 25. It converts at a little over — it’s like 8.06 common shares per share preferred.

Keith B. Hagen - QuadraMed - President, CEO

Or $3.10.

David Piazza - QuadraMed - CFO

Right, right.

Todd Cohen - MTC Advisors - Analyst

So it converts at $3.10.

David Piazza - QuadraMed - CFO

Correct.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

Keith B. Hagen - QuadraMed - President, CEO

$3.10. The only covenants on it is that we can’t take on more than $8 million of debt without two-thirds of the preferreds approving that. The other aspect of the preferreds is that it does not have liquidation preference on change of control which —

Todd Cohen - MTC Advisors - Analyst

Does not.

Keith B. Hagen - QuadraMed - President, CEO

Does not. Which I think is important for our common holders to know.

David Piazza - QuadraMed - CFO

And it’s convertible at the option of the holder. We can force conversions but only if the trading value of the common exceeds $5.10 for —

Keith B. Hagen - QuadraMed - President, CEO

For 20 days.

David Piazza - QuadraMed - CFO

20 or 30-day period, yes.

Todd Cohen - MTC Advisors - Analyst

And then the other thing is I’ve been involved for an extended period of time now and just kind of wondering when you’re going to be able to start reporting in a more simple format. It just seems like every quarter there are so many different unusual items. When are we going to get a clean slate here?

Keith B. Hagen - QuadraMed - President, CEO

It seems — we’ve had a lot of quarters where we haven’t had anything significant. The fact that we had to bring forward our NOLs is a pretty straightforward thing and it’s pretty straightforward to do that math. It brings a lot of value to us as a business because we now have that tax benefit. And you can do some calculations and figure out the net present value of that to the business as far as cash that we don’t have to put out.

So I think that those are — the other things that happen are to me kind of standard things that occur with the business. I don’t know that we’ve had any kind of outrageous or strange things that every business —

Todd Cohen - MTC Advisors - Analyst

No, no, it’s just that — I don’t know. I’m finding it difficult to sometimes follow all of the different changes.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

David Piazza - QuadraMed - CFO

As a point of clarification, Exhibit 4 to our press release shows a non-GAAP measurement of net income which excludes the items that we talk about here. And there’s a couple of related to severance and strategic initiatives and things like that in addition to the tax. And the only one that’s consistently used as an adjustment in calculating adjusted EBITDA or non-GAAP income is just the carve out of the non-cash compensation.

There are a couple from time to time. But I would say if you look at the last eight quarters versus what we may have had back in 2004, 2005 and that type of thing —

Todd Cohen - MTC Advisors - Analyst

Right. No, that gotten cleaner, but I got it. Is it safe to assume here that you don’t have any auction rates?

David Piazza - QuadraMed - CFO

We have a small amount of those. We have about $2 million of auction rates.

Operator

Jeff Moore, Ares Management.

Jeff Moore - Ares Management - Analyst

One of the earlier questioners was sort of touching around an area that I had. You had given a range for 2008 for revenues and then I think commented subsequently that from an EBITDA margin perspective, you expected to be relatively constant in 2008 with 2007 as you undertook additional investments in the business. I’m wondering just from a — I know that you won’t manage the business this way, nor should you, but when you contemplate the order of magnitude of those incremental investments, can you give us a sense of the dollar impact so that in the absence of them, we could get a sense for what’s sort of the more organically-oriented growth rate might be in terms of your EBITDA?

Said differently, if we operated the same business with 8% to 10% revenue growth, should we expect 8% to 10% EBITDA growth or something that was a bit better than that as you leverage your existing infrastructure?

Keith B. Hagen - QuadraMed - President, CEO

Yes, unfortunately I don’t have those kind of numbers laid out in front of me. And so I think anything I would say would potentially be misleading, so I just — unfortunately, I can’t answer your question.

Jeff Moore - Ares Management - Analyst

Let me take a different tactic if I may and then we’ll let it go if you can’t do this. As you guys look out — I concur with a number of the other folks on the call as well from the standpoint of it looks like we are making some fundamental headway in terms of growing the revenue streams and that’s exciting. I think over time, it’s the EBITDA and the bottom line that are going to get the shareholder base excited.

As you look out say over the intermediate term defined as the next two or three years, if we are, which I believe in 2007, we were about an 11.5% EBITDA margin. What’s a rough target range that you guys may try to manage this thing or believe you can manage this thing to as you go forward?

Keith B. Hagen - QuadraMed - President, CEO

Well I will point out that in 2006, our first kind of priority with the business, because the business had not been profitable in the past, was really we focused on profitability. Along with building our strategy and executing on our strategy, we very much focused on profitability and we drove that EBITDA margin to just over 15%.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

As we then went into 2007 and we had to address kind of the revenue growth aspect of the business, we knew that we could not just live our lives trying to drive every bit of profitability out of the business. If we weren’t growing the top line, we weren’t going to have a very good, long-term outlook. So we invested some of that profitability back into the business and the results are what we’re presenting here today.

So certainly driving profitability has been important to us. We were able to drive that level of profitability in 2006 when that was the primary focus. As we grow the top line, we need to get back to that focus when we’re comfortable that we have the top line growing.

Jeff Moore - Ares Management - Analyst

Fair enough, Keith, and is it fair to assume given the headway that you guys have made that as you enter 2008 from a competitive positioning perspective, vis-a-vis the other players in this space, that you guys feel better about where you stand today than you have in the recent past?

Keith B. Hagen - QuadraMed - President, CEO

Absolutely. We have — we feel that we have a competitive product that we can be in competitive sales situations, that we can get onto the shortlist, that we can get in and we can show great site visits and great references, both which were important with the sale to Sibley.

Now, we answer frankly RFPs that before we wouldn’t even bother answering because we knew that we wouldn’t be able to make it very far in the process. So we believe that the QCPR product puts us in the game and that we have then the differentiators of our HIM and our Revenue Cycle Management strength to help bolster that overall enterprise solution.

Jeff Moore - Ares Management - Analyst

Very good. Thanks so much and good luck in 2008.

Operator

Gentlemen, we have no further questions at this time. Mr. Hagen, I would like to turn the call back over to you for any additional or closing remarks, sir.

Keith B. Hagen - QuadraMed - President, CEO

Great. I just want to thank everybody for your continued support and interest in QuadraMed. I appreciate all of you taking the time to join the call today. And thank you and have a great evening.

Operator

That does conclude today’s conference call. Thank you for your participation. You may disconnect at this time.

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FINAL TRANSCRIPT

Mar. 13. 2008 / 4:00PM ET, QD - Q4 2007 QUADRAMED CORP Earnings Conference Call

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